UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 27, 2014, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) filed a preliminary prospectus supplement relating to an effective registration statement with the Securities and Exchange Commission on Form S-3 (333-198157) in which the following recent developments were set forth:

Recent Developments

Third Quarter Update

For the period from April 23, 2013 through September 30, 2014, the Company completed over $1.1 billion of originations (including $175 million of originations closed during the third quarter of 2014, but excluding the $144 million investment (the “Wind Project Investment”) in a portfolio of ten operating wind projects). Based on the Company’s preliminary estimates for the quarter ended September 30, 2014, the Company expects to report core earnings of $0.21 to $0.23 per share. In the quarter, an increase in net investment revenue due to higher earnings from the Company’s portfolio was partially offset by lower other investment revenue due to lower gain on sales. Core earnings represent earnings attributable to stockholders, excluding earnings allocated to minority interest holders, non-cash equity-based compensation, amortization of intangible assets, provision for credit losses, one time acquisition related costs, if any and non-cash income taxes. Based on the Company’s preliminary estimates for the quarter ended September 30, 2014, the Company expects its debt to equity ratio (excluding its match funded other nonrecourse debt) at September 30, 2014 was approximately 1.9 to 1 on a pro forma basis giving effect to the Wind Project Investment and the $115 million of fixed-rate, amortizing non-recourse debt used to finance the Wind Project Investment as if they occurred on September 30, 2014. In addition, on the same pro forma basis, the Company’s fixed debt (excluding its match funded other nonrecourse debt) was approximately 50% of its fixed and floating debt (excluding its match funded other nonrecourse debt).

These expectations and estimates are subject to change upon completion of the Company’s financial statements for the quarter ended September 30, 2014, including all disclosures required by generally accepted accounting principles in the United States, and any such change could be material. There can be no assurance that the range of the Company’s estimated core earnings and its estimated debt ratios for the quarter ended and as of September 30, 2014 is indicative of what its results are likely to be for the quarter ended and as of September 30, 2014 or in future periods as a result of the completion of its financial closing procedures, final adjustments and other developments arising between now and the time that the Company’s financial results for the quarter ended and as of September 30, 2014 are finalized. The estimated financial data has been prepared by, and is the responsibility of, the Company’s management.

EnergySource

In December 2013, the Company recorded an allowance of $11.0 million on the remaining $11.8 million balance of a $24 million loan made in May 2013 to a wholly owned subsidiary of EnergySource LLC (“EnergySource”) to be used for a geothermal project. As previously disclosed, certain of the Company’s executive officers and directors own an indirect minority interest in EnergySource following the distribution of the Predecessor’s ownership interest prior to the Company’s initial public offering. The Company has pursued recovery options relating to this loan, and the Company expects to enter into an agreement in November 2014, where in full satisfaction of the remaining balance of its loan it would realize a portion of the proceeds from the sale of land held by EnergySource. The Company expects its recovery from the land sale to equal the net balance of $0.8 million and has agreed to cap its recovery at $2.0 million. However, there can be no assurance as to the actual timing or ultimate recovery from any land sale or whether any land sale will in fact occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, INC.

By:	/s/ Steven L. Chuslo
Name: Title:	Steven L. Chuslo Executive Vice President and General Counsel

Date: October 27, 2014